Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2009, with respect to the financial statements incorporated by reference in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON

Hong Kong
September 10, 2009